EXHIBIT 99B.3


CONSOLIDATED STATEMENTS OF INCOME                     U S WEST, Inc.
                                               Year Ended
Dollars in millions,                           December 31,      %
except per share amounts                     1993        1992  Change
- ------------------------------------   ----------  ---------- --------
SALES AND OTHER REVENUES                $10,293.6    $9,822.6     4.8

EXPENSES
Employee-related costs                    3,630.7     3,521.1     3.1
Other operating expenses                  2,018.7     1,960.9     2.9
Taxes other than income taxes               417.0       377.6    10.4
Depreciation and amortization             1,954.5     1,880.5     3.9
Restructuring charge                      1,000.0      -         -
Interest expense                            439.3       453.5    (3.1)
Other income (expense) - net                (88.7)      (59.8)   48.3
                                       ----------  ---------- --------
Income from continuing
 operations before income taxes             744.7     1,569.2   (52.5)

Provision for income taxes                  268.8       493.4   (45.5)
                                       ----------  ---------- --------
Income from continuing
 operations                                 475.9     1,075.8   (55.8)

Discontinued operations:
 Income to June 1, 1993,
  net of tax*                                38.5       103.6   (62.8)
 Estimated loss from June 1,
  1993 through disposal,
  net of tax                               (100.0)     -         -
 Income tax rate change                     (20.0)     -         -
                                       ----------  ---------- --------
Income before extraordinary
 items and cumulative effect
 of change in accounting
 principles                                 394.4     1,179.4   (66.6)

Extraordinary items:
 Discontinuance of SFAS No. 71,
  net of tax                             (3,123.0)     -         -
 Early extinguishment of debt,
  net of tax                                (77.2)     -         -

Cumulative effect of change in
 accounting principles related
 to postretirement and
 postemployment benefits,
 net of tax                                  -       (1,793.4)   -
                                       ----------  ---------- --------
NET LOSS                                ($2,805.8)    ($614.0)   -
                                       ==========  ========== ========

* For 1992 through December 31

Note: Certain reclassifications within the financial statements have been made to conform to the current year presentation.

CONSOLIDATED STATEMENTS OF INCOME                     U S WEST, Inc.
                                               Year Ended
                                              December 31,       %
                                             1993        1992  Change
- ------------------------------------     ----------  ---------- --------
Earnings (loss) per share:
 Continuing operations                    $1.13       $2.61     (56.7)
 Discontinued operations:
  Income to June 1, 1993*                  0.09        0.25     (64.0)
  Estimated loss from June 1,
   1993 through disposal,
   net of tax                             (0.24)         -        -
  Income tax rate change                  (0.04)         -        -
 Extraordinary items:
  Discontinuance of SFAS
   No. 71, net of tax                     (7.45)         -        -
  Early extinguishment of debt,
   net of tax                             (0.18)         -        -
 Cumulative effect of change
  in accounting principles                   -        (4.35)      -
                                         ----------  ---------- --------
LOSS PER SHARE                           ($6.69)     ($1.49)      -
                                         ==========  ========== ========

* For 1992 through December 31

Note: Certain reclassifications within the financial statements have been made to conform to the current year presentation.
